Exhibit 10.9

Termination of Participation Agreement

This Termination Agreement, dated as of December 29, 2008, is between GMAC LLC, a Delaware limited liability company (the “Seller”), General Motors Corporation, a Delaware corporation (“General Motors”), and FIM Holdings LLC, a Delaware limited liability company (“FIM”, and together with General Motors, each a “Participant” and collectively, the “Participants”). Reference is made to that certain Participation Agreement, dated as of June 4, 2008 (the “Participation Agreement”), among the Seller, General Motors and Cerberus Rescap Financing LLC (“Cerberus Fund”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Participation Agreement.

WITNESSETH:

WHEREAS, on or prior to the date hereof, Cerberus Fund has contributed and assigned its Participation to FIM;

WHEREAS, Seller, General Motors, and as a result of such assignment, FIM are parties to the Participation Agreement; and

WHEREAS, Seller, General Motors and FIM now wish to mutually terminate their rights, title and interests under the Participation Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and premises made herein, the parties hereto agree as follows:

1. Effective as of the date hereof, subject to the simultaneous consummation of the Exchange Agreement, dated the date hereof, by and among Seller, General Motors and FIM, the Participation Agreement is terminated by the mutual agreement of Seller, General Motors and FIM, without further force or effect.

2. Upon termination of the Participation Agreement, none of Seller, General Motors and FIM shall have any rights, obligations, or liabilities to the other parties under the Participation Agreement.

3. Each party hereto, (in such capacity, each a “Releasor”) hereby releases and forever discharges the other parties hereto, their respective corporate parents, subsidiaries and affiliates and each of their respective present and former directors, managing directors, officers, control persons, stockholders, general partners, limited partners, employees, agents, attorneys, administrators, successors, personal representatives, executors and assigns (collectively, the “Released Group”) from any and all actions, causes of action, injunctions, accounts, agreements, bonds, bills, covenants, contracts, controversies, claims, damages, demands, debts, dues, extents, executions, judgments, liabilities, obligations, promises, predicate acts, reckonings, specialties, suits, sums of money, and variances whatsoever, whether known or unknown, in law or in equity, which against any of them the Releasor, its corporate parents, subsidiaries and affiliates and each of their present and former directors, managing directors, officers, control persons, stockholders, general partners, limited partners, employees, agents, attorneys, administrators, successors, personal representatives, executors and assigns may now have, have ever had, or may hereafter have against any member of the Released Group arising out of, or in connection with, or in any manner related to, the Participation Agreement (the “Release”); provided, however, that the Releasor does not hereby waive, release or discharge the Released Group from any of its obligations under this Termination Agreement.

4. If GMAC’s separate private exchange offers and cash tender offers to purchase and/or exchange certain of its and its subsidiaries’ and Residential Capital, LLC’s outstanding notes shall not have been completed at or prior to 11:59 p.m., New York City time, on January 1, 2009 on substantially the terms described in the offering memorandums therefor, each of GM and FIM shall have the right to notify each other party to this Termination Agreement that they wish to rescind this Termination Agreement and upon receipt of such notification by each such other party hereto prior to 5 p.m., New York City time, on January 5, 2009, this Termination Agreement shall thereupon become null and void, ab initio, as if this Termination Agreement was never executed and the Participation Agreement was never terminated, and any actions theretofore undertaken pursuant hereto shall immediately thereupon be rescinded and the parties hereto shall be restored to such positions as each occupied immediately prior to the execution hereof.

5. Each Releasor acknowledges that it may hereafter discover claims or facts in addition to or different from those which it now knows or believes to exist with respect to the subject matter of the Release and which, if known or suspected at the time of executing this Release, may have materially affected this Release. Nevertheless, each Releasor hereby waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts.

6. This Termination Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Termination Agreement and supersedes all prior or contemporaneous discussions and agreements, whether written or oral, between the parties with respect thereto.

7. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE.

8. Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court for the District of Delaware, for any proceeding arising out of or relating to this Agreement and the Transactions (and agrees not to commence any proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any proceeding brought against it in any such court. Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any proceeding arising out of this Agreement or the Transactions in the Delaware Court of

Chancery in and for New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

9. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10. The provisions of this Termination Agreement may only be amended, modified or waived with the written consent of each party hereto. No failure or delay on the party of any party in exercising any right or remedy, or in requiring the satisfaction of any condition, under this Termination Agreement shall operate as a waiver of, or impair, any such right, remedy or condition. No single or partial exercise of any such right, remedy or condition shall preclude any other or further exercise thereof or the exercise of any other right, remedy or condition. No waiver of any right of a party under this Termination Agreement shall be effective unless given in writing by such party, or shall be deemed a waiver of any other right hereunder.

11. None of the parties may assign any of its rights or delegate any of its obligations under this Termination Agreement without the written consent of the other parties hereto, which consent shall not be unreasonably withheld. Any purported assignment or delegation absent such consent shall be null and void and without effect. This Termination Agreement shall be binding upon, and shall inure to the benefit of, the successors to, or permitted assigns of, any of the parties.

12. The parties represent that they each have all right and authority necessary to grant the release and make the covenants set forth herein.

13. Each of the parties has jointly participated in the negotiation and drafting of this Termination Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Termination Agreement shall be construed as if drafted jointly by each of the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties have caused this Termination Agreement to be executed and delivered as of the day and year first executed.

GMAC LLC

By:	/s/ Robert S. Hull
Name:	Robert S. Hull
Title:	Executive Vice President and Chief Financial Officer

General Motors Corporation

By:	/s/ Ray G. Young
Name:	Ray G. Young
Title:

FIM Holdings, LLC

By:	Cerberus FIM Investors, LLC, its Managing Member,

By:	Cerberus FIM, LLC, its Managing Member,

By:	/s/ Stephen A. Feinberg
Name:	Stephen A. Feinberg
Title:	Managing Member

[Signature Page to the Termination Agreement]